Exhibit 15
Letter Re: Unaudited Interim Financial Information
October 18, 2006
Sprint Nextel Corporation
Reston, VA
With respect to this amendment to the registration statement on Form S-3, we acknowledge our awareness of the use therein of our report dated May 4, 2006, except for the effects of discontinued operations, as discussed in Note 15, which is as of September 14, 2006, related to our review of interim financial information included in Sprint Nextel Corporation’s Current Report on Form 8-K filed September 18, 2006, and our report dated August 8, 2006, related to our review of interim financial information included in Sprint Nextel Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2006.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
McLean, Virginia